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                                                                      EXHIBIT 12

                      UNITED RENTAL (NORTH AMERICA), INC.

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                        Historical                                             Pro Forma
                             --------------------------------------------------------------------  ---------------------------------
                                                                                                         Year          Nine Months
                                                                                Nine Months Ended        Ended            Ended
                                        Year Ended December 31,                   September 30,       December 31,     September 30,
                             -------------------------------------------------  ------------------  --------------------------------
                                 1993     1994     1995     1996     1997        1997      1998          1997              1998
                                 ----     ----     ----     ----     ----        ----      ----          ----              ----
                                                                          (dollars in thousands)
Earnings:
  Income before
   provision for income
   taxes and extraordinary
   items................         $15,190  $26,025  $33,781  $38,146  $34,917     $17,225   $44,732       $34,917           $44,732
  Interest expense......           3,906    6,245    7,490   11,278   11,847       6,316    39,170        18,597            44,233
  Amortization of debt
   issuance cost........                                27       78      124          67       684           124               684
  Interest portion of
   rent expense(1)......           1,164    1,239    1,358    1,514    2,305       1,480     6,540         2,305             6,540
                                 -------   ------   ------   ------   ------     -------   -------       -------           -------
     Earnings as
     adjusted...........         $20,260  $33,509  $42,656  $51,016  $49,193     $25,088   $91,126       $55,943           $96,189
                                 =======  =======  =======  =======  =======     =======   =======       =======           =======
Fixed charges:
  Interest expense......         $ 3,906  $ 6,245  $ 7,490  $11,278  $11,847     $ 6,316   $39,170       $18,597           $44,233
  Amortization of debt
   issuance cost........                                27       78      124          67       684           124               684
  Interest portion of
   rent expense(1)......           1,164    1,239    1,358    1,514    2,305       1,480     6,540         2,305             6,540
                                 -------   ------   ------   ------   ------     -------   -------       -------           -------
    Fixed charges.......         $ 5,070  $ 7,484  $ 8,875  $12,870  $14,276     $ 7,863   $46,394       $21,026           $51,457
                                 =======  =======  =======  =======  =======     =======   =======       =======           =======
Ratio of earnings to
 fixed charges..........            4.0x     4.5x     4.8x     4.0x     3.4x        3.2x      2.0x          2.7x              1.9x
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(1) The interest portion of rent expense is estimated to be one-third of rent expense.